Exhibit 21.1
SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2020

The following are significant subsidiaries of GSE Systems, Inc. as of December 31, 2020, and the states or jurisdictions in which they are organized.  GSE Systems, Inc. owns, directly or indirectly, at least 99% of the voting securities of substantially all of the subsidiaries included below.  The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a "significant subsidiary" as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.

Name	Place of Incorporation or Organization

GSE Systems Engineering (Beijing) Company, Ltd	Peoples Republic of China
GSE Power Systems AB	Sweden
GSE Process Solutions, Inc.	State of Delaware
GSE Services Company L.L.C.	State of Delaware
GSE Performance Solutions, Inc.	State of Delaware
Hyperspring, LLC	State of Delaware
Absolute Consulting, Inc. GSE True North Consulting, LLC DP Engineering, LLC	State of Delaware State of Delaware State of Delaware
GSE Systems Slovakia s.r.o	Slovakia